APOGEE REPORTS FY18 FULL-YEAR, FOURTH-QUARTER RESULTS

–	Record full-year performance . . . revenues up 19%, EPS of $2.76, adjusted EPS of $3.23

–
Made strategic progress on diversifying revenues and improving operationally, while generating strong operating cash flow to support productivity/growth investments, dividend increase and share buybacks

–	Grew backlog in longer-lead time businesses

–	Announced FY19 guidance; continued outlook for multiple years of growth

MINNEAPOLIS (April 12, 2018) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2018 full-year and fourth-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing and displays.

FULL-YEAR HIGHLIGHTS

–	Revenues of $1.3 billion were up 19 percent vs. FY17.

–	Operating income was $114.3 million, vs. $122.2 million in FY17.

◦	Adjusted operating income of $132.9 million was up 7 percent vs. FY17.

–	Earnings per diluted share were $2.76, vs. $2.97 in FY17.

◦	Adjusted EPS was $3.23, up 7 percent vs. FY17.

◦	Full-year and fourth-quarter EPS include $0.13 per share benefit from tax reform.

–	Operating cash flow was $127 million.

–	Increased cash dividend by 12.5 percent.

–	Repurchased approximately 700,000 shares.

–	See Reconciliation of Non-GAAP Financial Measures at the end of this release.

FOURTH-QUARTER HIGHLIGHTS

–	Revenues of $353.5 million were up 13 percent, vs. prior-year period.

–	Operating income was $27.9 million, vs. $29.7 million in prior-year period.

◦	Adjusted operating income was $34.1 million, up 7 percent vs. prior-year period.

–	Earnings per diluted share were $0.78, vs. $0.80 in prior-year period.

◦	Adjusted EPS was $0.96, up 12 percent vs. prior-year period.

COMMENTARY
“Fiscal 2018 was a record year for revenues at Apogee, as were adjusted earnings per share. In the fourth quarter, all four segments delivered results in line with our expectations, and in addition, the benefits of tax reform were higher than we initially anticipated,” said Joseph F. Puishys, Apogee chief executive officer. “During the year, we advanced strategies to diversify revenue streams and strengthen our business, while generating $127 million in operating cash flow and significantly expanding backlog to build momentum as we enter fiscal 2019.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“Our strategy to stabilize our business performance throughout an economic cycle is centered on diversifying geographies, markets and project sizes served, as well as improving margins through productivity and project selection initiatives,” said Puishys. “We have been positioning each of our segments to achieve new levels of performance:

•
We’re strategically focused on the architectural framing systems segment, which is our largest and most profitable segment; the segment now serves more of North America with a broader range of products, and we are driving organic expansion into underserved geographies.

•
The architectural glass segment continues to penetrate mid-size markets and is again winning more large projects, while reducing fixed costs; it also is moving forward with strategies to pursue expansion into broader architectural glass markets.

•	The architectural services segment has the backlog and order pipeline strength to support our outlook for growth in fiscal years 2019 and 2020.

•	The large-scale optical segment investments in new market sectors are expected to deliver growth for this high-margin segment in fiscal 2019.

“We will leverage business opportunities in fiscal 2019 and beyond to deliver shareholder value,” he said.

FY18, Q4 SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Framing Systems

–
Full-year revenues were up 75 percent. Excluding the EFCO and Sotawall acquisitions, revenues were up 9 percent, with growth in all legacy businesses from increased pricing, share gains and geographic growth in North America.

–	Full-year operating income was up 32 percent, with adjusted operating income up 50 percent.

–
Operating margin was 8.7 percent, vs. 11.6 percent, and adjusted operating margin was 10.3 percent, vs. 12.0 percent, as improved operating margins for legacy businesses were offset by the addition of EFCO, which currently operates at a lower margin.

◦	Significant progress is being made on purchasing and operational synergies with EFCO, and Apogee has the expertise and resources to bring this business to segment levels of performance.

–	Fourth-quarter revenues were up 51 percent; excluding acquisitions, revenues were down 4 percent vs. a strong prior-year period and on project timing.

–	Fourth-quarter operating income was up 24 percent, and adjusted operating income was up 31 percent, with increases for all legacy businesses.

–	Operating margin was 6.6 percent, vs. 8.0 percent, and adjusted operating margin was 8.2 percent, vs. 9.4 percent, primarily due to the addition of EFCO.

–	Segment backlog grew $27 million sequentially, excluding the transfer of $70 million from EFCO backlog to architectural services during the quarter. Fourth-quarter segment backlog was $405.7 million.

◦	The project pipeline and bidding remain strong.

Architectural Glass

–
Full-year revenues were down 7 percent, due to large projects lost to international competition in prior years, partially offset by growth in mid-size projects. Recent investments in automation and productivity have enabled share gains in mid-size projects. The fiscal 2018 top line also was

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

impacted as delays related to the Florida hurricane resulted in approximately $10 million in revenues moving into fiscal 2019.

–
Full-year operating income was down 27 percent, and adjusted operating income was down 20 percent, vs. the strong prior year; fiscal 2018 segment adjusted operating income was the second highest in the history of the business.

–
Operating margin was 8.5 percent, vs. 10.8 percent, on reduced volume leverage, lower pricing/mix and the closure of the Utah facility in the fourth quarter, partially offset by productivity gains; adjusted operating margin was 9.3 percent.

–	Fourth-quarter revenues were down 18 percent, as expected, vs. an historically record prior-year period and as a result of the revenue impacts noted for the full year.

–	Fourth-quarter operating income was down 70 percent, and adjusted operating income was down 48 percent.

–	Operating margin was 4.4 percent, and adjusted operating margin was 7.7 percent, vs. 12.3 percent, due to operating margin impacts noted for the full year.

–
The business is growing in the mid-size project sector with attractive margins and successfully regaining large-project work, which is expected to begin generating revenue later in fiscal 2019 and beyond; it also is moving forward with strategies to pursue expansion into broader architectural glass markets.

Architectural Services

–	Full-year revenues were down 21 percent, largely as expected, on project timing.

–	Full-year operating income was down 44 percent, and operating margin was 4.9 percent, vs. 6.8 percent, as expected, due to lower volume.

–	Fourth-quarter revenues were up 3 percent, for the third consecutive quarter of top-line growth, as the business has begun to execute new projects booked into backlog over the last year.

–	Fourth-quarter operating income was up 52 percent, and operating margin was 9.3 percent, vs. 6.3 percent, due to improved operating performance on higher volume.

–
Segment backlog grew $10 million sequentially, excluding approximately $70 million from EFCO backlog that was transferred from architectural framing systems to the services backlog during the quarter. Fourth-quarter backlog was $426.3 million, which was up more than $100 million from the fiscal 2017 year-end level, not including the transfer from EFCO.

◦	Bidding activity remains strong for projects expected to generate revenue into fiscal 2021.

Large-Scale Optical Technologies

–	Full-year revenues were down 2 percent.

–	Full-year operating income was down 2 percent, and operating margin was flat at 24.9 percent.

–	Fourth-quarter revenues were down 11 percent, driven by the timing of orders from national retailers.

–	Fourth-quarter operating income was up 2 percent, and operating margin was 29.8 percent, vs. 26.0 percent, on improved mix.

–	Investments made in new market initiatives are expected to generate growth in fiscal 2019.

Financial Condition
Full-year and fourth-quarter earnings reflect net tax benefits of $3.7 million, or $0.13 per share, primarily from a reduction in deferred income tax liabilities resulting from enactment of the Tax Cuts and Jobs Act of December 2017. Full-year capital expenditures, primarily for productivity and architectural glass capabilities, were $53 million. Full-year free cash flow was $74 million. Debt at the

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

end of fiscal 2018 was $216 million. Full-year net interest expense was $5.0 million, vs. zero in the prior year, due to the increase in debt to support recent acquisitions.

FY19 OUTLOOK
“Our outlook for fiscal 2019 continues our momentum in transforming Apogee to deliver more stable revenue streams and earnings longer-term,” said Puishys. “In fiscal 2019, we will remain focused on operational improvement initiatives to realize our profitability goals, while we pursue investments that will serve as catalysts for revenue growth and operating margin improvement in fiscal 2020 and beyond. We expect to invest in geographic expansion in architectural framing systems to continue to gain share, and in architectural glass to expand revenues into broader glass markets. At the same time, we’ll leverage recent investments to grow revenues in new large-scale optical markets, and we’ll execute against the large architectural services backlog.

“In fiscal 2019, we anticipate Apogee’s top line will grow approximately 10 percent and operating income will increase to a record level,” he said. “Looking forward to fiscal 2020, we expect Apogee to show further revenue and income expansion.

“We have a great business that is delivering value to shareholders as we execute strategies to diversify and strengthen our business, including growth strategies around new geographies, products and markets, and productivity initiatives driven by Lean and automation,” said Puishys. “Our positive outlook is supported by external forecasts for continued solid U.S. commercial construction markets and our internal visibility that includes a healthy backlog and pipeline of projects that we’re bidding.”

Apogee’s outlook for fiscal 2019 is:

–	Revenue growth of approximately 10 percent.

–	Operating margin of 8.8 to 9.3 percent.

◦	Adjusted operating margin of 9.1 to 9.6 percent.

–	Earnings of $3.30 to $3.50 per diluted share.

◦	Adjusted EPS of $3.43 to $3.63.

–
Adjusted fiscal 2019 earnings guidance excludes the after-tax impact of amortization of short-lived acquired intangibles associated with the acquired backlog of Sotawall and EFCO of $3.8 million ($0.13 per diluted share).

–	Capital expenditures of $60 to $65 million.

–	Tax rate of approximately 24 percent.

“Apogee’s backlog, bidding and pipeline of potential work support growth through fiscal 2020,” said Puishys, who added that “although visibility into fiscal 2021 is limited, the company is not seeing any slowdown in commercial construction markets.”

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 8 a.m. Central Time today, April 12. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 8399716. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on investors, then investors home and then the webcast link under upcoming events. The webcast also will be archived for replay on the company’s web site.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, and value-added glass and acrylic for picture framing and displays. The company is organized in four segments, with three of the segments serving the commercial construction market:

–
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau, a manufacturer of custom aluminum window systems and curtainwall; Sotawall, a manufacturer of unitized curtainwall systems; EFCO, a manufacturer of aluminum window, curtainwall, storefront and entrance systems; Tubelite, a manufacturer of aluminum storefront, entrance and curtainwall products; Alumicor, a manufacturer of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

–	Architectural Glass segment consists of Viracon, a leading fabricator of coated, high-performance architectural glass for global markets.

–	Architectural Services segment consists of Harmon, one of the largest U.S. full-service building glass installation companies.

–	Large-Scale Optical segment consists of Tru Vue, a manufacturer of value-added, coated glass and acrylic primarily for framing and display applications.

USE OF NON-GAAP FINANCIAL MEASURES
This news release and other financial communications may contain the following non-GAAP measures:

–
Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share or adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results when assessing performance to improve comparability of results from period to period. Examples of items excluded to arrive at these adjusted measures include the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, and non-recurring restructuring costs.

–
Backlog represents the dollar amount of revenues Apogee expects to recognize in the near-term from firm contracts or orders. The company uses backlog as one of the metrics to evaluate near-term sales trends in its business.

–	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength.

–
Days working capital is defined as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. The company considers this a useful metric in monitoring its performance in managing working capital.

–
Constant currency revenue excludes the impact of fluctuations in foreign currency on Apogee’s international operations. The company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these converted amounts to current-period reported results.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) interruptions in glass supply; (N) loss of key personnel and inability to source sufficient labor; (O) integration of recent acquisitions; and (P) regulatory environment, including tax and trade policy. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 4, 2017.

Contact:    Mary Ann Jackson
Investor Relations
(952) 487-7538
mjackson@apog.com

(Tables follow)

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)
	Thirteen	Fourteen		Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands, except per share amounts	March 3, 2018	March 4, 2017	Change	March 3, 2018	March 4, 2017	Change
Net sales	$353,453	$314,126	13%	$1,326,173	$1,114,533	19%
Cost of sales	267,789	231,930	15%	992,655	822,510	21%
Gross profit	85,664	82,196	4%	333,518	292,023	14%
Selling, general and administrative expenses	57,795	52,528	10%	219,234	169,798	29%
Operating income	27,869	29,668	(6)%	114,284	122,225	(6)%
Interest income	148	210	(30)%	538	1,008	(47)%
Interest expense	1,819	477	281%	5,508	971	467%
Other income (expense), net	6	193	(97)%	566	543	4%
Earnings before income taxes	26,204	29,594	(11)%	109,880	122,805	(11)%
Income tax expense	3,875	6,475	(40)%	30,392	37,015	(18)%
Net earnings	$22,329	$23,119	(3)%	$79,488	$85,790	(7)%

Earnings per share - basic	$0.79	$0.81	(2)%	$2.79	$2.98	(6)%
Average common shares outstanding	28,298	28,705	(1)%	28,534	28,781	(1)%
Earnings per share - diluted	$0.78	$0.80	(3)%	$2.76	$2.97	(7)%
Average common and common equivalent shares outstanding	28,619	28,834	(1)%	28,804	28,893	—%
Cash dividends per common share	$0.1575	$0.1400	13%	$0.5775	$0.5150	12%

Business Segment Information
(Unaudited)
	Thirteen	Fourteen		Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands	March 3, 2018	March 4, 2017	Change	March 3, 2018	March 4, 2017	Change
Sales
Architectural Framing Systems	$183,527	$121,767	51%	$677,198	$385,978	75%
Architectural Glass	92,110	112,314	(18)%	384,137	411,881	(7)%
Architectural Services	67,700	66,003	3%	213,757	270,937	(21)%
Large-Scale Optical	23,406	26,328	(11)%	88,303	89,710	(2)%
Eliminations	(13,290)	(12,286)	8%	(37,222)	(43,973)	(15)%
Total	$353,453	$314,126	13%	$1,326,173	$1,114,533	19%
Operating income (loss)
Architectural Framing Systems	$12,073	$9,698	24%	$59,031	$44,768	32%
Architectural Glass	4,077	13,801	(70)%	32,764	44,656	(27)%
Architectural Services	6,318	4,158	52%	10,420	18,494	(44)%
Large-Scale Optical	6,978	6,854	2%	22,000	22,467	(2)%
Corporate and other	(1,577)	(4,843)	(67)%	(9,931)	(8,160)	22%
Total	$27,869	$29,668	(6)%	$114,284	$122,225	(6)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	March 3, 2018	March 4, 2017
Assets
Current assets	$336,334	$297,461
Net property, plant and equipment	304,063	246,748
Other assets	374,259	240,449
Total assets	$1,014,656	$784,658
Liabilities and shareholders' equity
Current liabilities	$201,229	$186,058
Long-term debt	215,860	65,400
Other liabilities	86,953	62,623
Shareholders' equity	510,614	470,577
Total liabilities and shareholders' equity	$1,014,656	$784,658

Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended
In thousands	March 3, 2018	March 4, 2017
Net earnings	$79,488	$85,790
Depreciation and amortization	54,843	35,607
Share-based compensation	6,205	5,986
Proceeds from new markets tax credit transaction, net of deferred costs	—	5,109
Other, net	2,905	(3,767)
Changes in operating assets and liabilities	(16,133)	(4,724)
Net cash provided by operating activities	127,308	124,001
Capital expenditures	(53,196)	(68,061)
Acquisition of businesses and intangibles	(182,849)	(137,932)
Change in restricted cash	7,834	(7,834)
Net purchases of marketable securities	232	32,728
Other, net	2,245	(2,659)
Net cash used in investing activities	(225,734)	(183,758)
Borrowings on line of credit, net	149,960	44,988
Shares withheld for taxes, net of stock issued to employees	(1,712)	(446)
Repurchase and retirement of common stock	(33,676)	(10,817)
Dividends paid	(16,393)	(14,667)
Other, net	155	(396)
Net cash provided by financing activities	98,334	18,662
Decrease in cash and cash equivalents	(92)	(41,095)
Effect of exchange rates on cash	(12)	88
Cash and cash equivalents at beginning of year	19,463	60,470
Cash and cash equivalents at end of period	$19,359	$19,463

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
(Unaudited)
	Thirteen	Fourteen
	Weeks Ended	Weeks Ended
In thousands	March 3, 2018	March 4, 2017	% Change
Net earnings	$22,329	$23,119	(3.4)%
Amortization of short-lived acquired intangibles	2,913	1,722	N/M
Acquisition-related costs	258	531	N/M
Restructuring-related costs	3,026	—	N/M
Income tax impact on above adjustments (1)	(917)	(493)	N/M
Adjusted net earnings	$27,609	$24,879	11.0%

	Thirteen	Fourteen
	Weeks Ended	Weeks Ended
	March 3, 2018	March 4, 2017	% Change
Earnings per diluted common share	$0.78	$0.80	(2.5)%
Amortization of short-lived acquired intangibles	0.10	0.06	N/M
Acquisition-related costs	0.01	0.02	N/M
Restructuring-related costs	0.11	—	N/M
Income tax impact on above adjustments (1)	(0.03)	(0.02)	N/M
Adjusted earnings per diluted common share	$0.96	$0.86	11.6%
(1) Income tax impact on adjustments was calculated using the estimated quarterly effective income tax rate of 14.8% in the current year and 25.3% in the prior year.

	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended
In thousands	March 3, 2018	March 4, 2017	% Change
Net earnings	$79,488	$85,790	(7.3)%
Amortization of short-lived acquired intangibles	10,521	1,722	N/M
Acquisition-related costs	5,098	531	N/M
Restructuring-related costs	3,026	—	N/M
Income tax impact on above adjustments (1)	(5,157)	(493)	N/M
Adjusted net earnings	$92,976	$87,550	6.2%

	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended
	March 3, 2018	March 4, 2017	% Change
Earnings per diluted common share	$2.76	$2.97	(7.1)%
Amortization of short-lived acquired intangibles	0.37	0.06	N/M
Acquisition-related costs	0.18	0.02	N/M
Restructuring-related costs	0.11	—	N/M
Income tax impact on above adjustments (1)	(0.18)	(0.02)	N/M
Adjusted earnings per diluted common share	$3.23	$3.03	6.6%
(1) Income tax impact on adjustments was calculated using the estimated annual effective income tax rate of 27.7% in the current year and 30.1% in the prior year.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Thirteen Weeks Ended March 3, 2018
	Framing Systems Segment		Architectural Glass Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$12,073	6.6%	$4,077	4.4%	$(1,577)	$27,869	7.9%
Amortization of short-lived acquired intangibles	2,913	1.6%	—	—%	—	2,913	0.8%
Acquisition-related costs	—	—%	—	—%	258	258	0.1%
Restructuring-related costs	—	—%	3,026	3.3%	—	3,026	0.9%
Adjusted operating income (loss)	$14,986	8.2%	$7,103	7.7%	$(1,319)	$34,066	9.6%

	Fourteen Weeks Ended March 4, 2017
	Framing Systems Segment		Architectural Glass Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$9,698	8.0%	$13,801	12.3%	$(4,843)	$29,668	9.4%
Amortization of short-lived acquired intangibles	1,722	1.4%	—	—%	—	1,722	0.6%
Acquisition-related costs	—	—%	—	—%	531	531	0.2%
Adjusted operating income (loss)	11,420	9.4%	13,801	12.3%	(4,312)	31,921	10.2%

	Fifty-Two Weeks Ended March 3, 2018
	Framing Systems Segment		Architectural Glass Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$59,031	8.7%	$32,764	8.5%	$(9,931)	$114,284	8.6%
Amortization of short-lived acquired intangibles	10,521	1.6%	—	—%	—	10,521	0.8%
Acquisition-related costs	—	—%	—	—%	5,098	5,098	0.4%
Restructuring-related costs	—	—%	3,026	0.8%	—	3,026	0.2%
Adjusted operating income (loss)	$69,552	10.3%	$35,790	9.3%	$(4,833)	$132,929	10.0%

	Fifty-Three Weeks Ended March 4, 2017
	Framing Systems Segment		Architectural Glass Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$44,768	11.6%	$44,656	10.8%	$(8,160)	$122,225	11.0%
Amortization of short-lived acquired intangibles	1,722	0.4%	—	—%	—	1,722	0.2%
Acquisition-related costs	—	—%	—	—%	531	531	—%
Adjusted operating income (loss)	46,490	12.0%	44,656	10.8%	(7,629)	124,478	11.2%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com